Exhibit 99.1

May 1, 2024

SiteOne Landscape Supply Announces First Quarter 2024 Earnings

First Quarter 2024 Highlights (Compared to First Quarter 2023):

•	Net sales increased 8% to $904.8 million
•	Organic Daily Sales increased 1%
•	Gross profit increased 5% to $301.2 million; gross margin contracted 100 basis points to 33.3%
•	SG&A as a percentage of Net sales increased 140 basis points to 36.2%
•	Net loss of $19.3 million, compared to Net loss of $4.5 million in the prior year period
•	Adjusted EBITDA decreased 47% to $21.1 million; Adjusted EBITDA margin was 2.3%
•	Operating cash flow improved by $53.3 million

Post-Quarter Highlights

•	Closed two acquisitions: Eggemeyer and a 75% interest in Devil Mountain Wholesale Nursey

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its first quarter ended March 31, 2024 (“First Quarter 2024”).

“During the first quarter of 2024 we experienced continued significant commodity pricing deflation which dampened our near-term results. Against this headwind we were pleased to achieve positive Organic Daily Sales growth, good Net sales growth, and improved operating cash flow for the quarter,” said Doug Black, SiteOne Chairman and CEO. “We were also pleased to add two more companies to our family in April including Devil Mountain Nursery, a terrific new nursery platform for growth in the West. We believe that end-market demand is solid across most of our product lines, and we are confident in our ability to outperform the market and achieve positive volume growth through our commercial and operational initiatives. Our acquisition pipeline remains very active, and we continue to leverage our exceptional teams, market leadership position, and strong balance sheet to further build our company and execute our long-term strategy for performance and growth.”

First Quarter 2024 Results

Net sales for the First Quarter 2024 increased to $904.8 million, or 8%, compared to $837.4 million for the prior-year period. Organic Daily Sales increased 1% compared to the prior year period due to solid demand, partially offset by price deflation for commodity products. Acquisitions contributed $62.5 million, or 7%, to Net sales growth for the quarter.

Gross profit increased 5% to $301.2 million for the First Quarter 2024 compared to $287.1 million for the prior-year period. Gross margin decreased 100 basis points to 33.3% for the First Quarter 2024 primarily due to lower price realization, partially offset by a positive impact from acquisitions.

Selling, general and administrative expenses (“SG&A”) for the First Quarter 2024 increased to $327.7 million from $291.4 million for the prior-year period. SG&A as a percentage of Net sales increased 140 basis points to 36.2% due primarily to the impact of acquisitions.

Net loss for the First Quarter 2024 was $19.3 million, compared to a Net loss of $4.5 million for the same period in the prior year, as higher Net sales were offset by lower gross margin and higher SG&A expense. Adjusted EBITDA decreased 47% to $21.1 million for the First Quarter 2024, compared to $39.8 million for the prior-year period. Adjusted EBITDA margin decreased 250 basis points to 2.3%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash equivalents on our balance sheet as of March 31, 2024, was $508.0 million compared to $586.1 million as of April 2, 2023. Net debt to Adjusted EBITDA for the last twelve months was 1.3 times which was unchanged compared to the prior year period.

Outlook

“We have seen commodity price deflation continue through April and expect it to persist into the third quarter. For the full year 2024 we expect prices to be down approximately 2%, which is at the high end of our initial 1% to 2% range,” Doug Black continued. “In total, end market demand has been solid, and with the benefit of our commercial initiatives, we continue to expect sales volume to more than offset price deflation, yielding low single digit Organic Daily Sales growth for the full year 2024. With the benefit of our operational initiatives, SG&A management, and contribution from our acquisitions, we expect to increase adjusted EBITDA margin during the year.”

For Fiscal 2024, we continue to expect our Adjusted EBITDA to be in the range of $420 million to $455 million, which is unchanged from our previous guidance. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2024 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, May 1, 2024, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed by dialing 844-825-9789 (domestic) or 412-317-5180 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately two hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the live call is 3726760 and for the replay it is 10187673. The replay will be available until 11:59 p.m. (ET) on May 15, 2024.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2024 Adjusted EBITDA outlook and our share repurchase program. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions; seasonality of our business and its impact on demand for our products; weather and climate conditions; prices for the products we purchase may fluctuate; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; climate, environmental, health and safety laws and regulations; hazardous materials and related materials, laws and government regulations applicable to our business that could negatively impact demand for our products; competitive industry pressures, including competition for our talent base; supply chain disruptions, product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine; the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our Net income (loss) plus the sum of income tax (benefit) expense, interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	March 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$41.5	$82.5
Accounts receivable, net of allowance for doubtful accounts of $26.9 and $27.3, respectively	528.5	490.6
Inventory, net	933.6	771.2
Income tax receivable	2.8	—
Prepaid expenses and other current assets	73.6	61.0
Total current assets	1,580.0	1,405.3

Property and equipment, net	252.1	249.4
Operating lease right-of-use assets, net	380.5	388.9
Goodwill	485.2	485.5
Intangible assets, net	266.9	280.8
Deferred tax assets	5.3	5.3
Other assets	11.4	13.7
Total assets	$2,981.4	$2,828.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$390.9	$270.8
Current portion of finance leases	23.7	21.8
Current portion of operating leases	83.4	83.6
Accrued compensation	52.5	74.2
Long-term debt, current portion	5.3	5.3
Income tax payable	—	8.0
Accrued liabilities	114.2	114.6
Total current liabilities	670.0	578.3

Other long-term liabilities	10.3	11.5
Finance leases, less current portion	77.8	69.8
Operating leases, less current portion	304.7	313.3
Deferred tax liabilities	2.1	2.3
Long-term debt, less current portion	442.7	367.6
Total liabilities	1,507.6	1,342.8

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,520,704 and 45,404,091 shares issued, and 45,198,683 and 45,082,070 shares outstanding at March 31, 2024 and December 31, 2023, respectively	0.5	0.5
Additional paid-in capital	610.7	601.8
Retained earnings	897.0	916.3
Accumulated other comprehensive income	2.3	4.2
Treasury stock, at cost, 322,021 and 322,021 shares at March 31, 2024 and December 31, 2023, respectively	(36.7)	(36.7)
Total stockholders' equity	1,473.8	1,486.1
Total liabilities and stockholders' equity	$2,981.4	$2,828.9

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended
	March 31, 2024	April 2, 2023
Net sales	$904.8	$837.4
Cost of goods sold	603.6	550.3
Gross profit	301.2	287.1

Selling, general and administrative expenses	327.7	291.4
Other income	4.2	4.0
Operating loss	(22.3)	(0.3)

Interest and other non-operating expenses, net	6.7	6.9
Loss before taxes	(29.0)	(7.2)
Income tax benefit	(9.7)	(2.7)
Net loss	$(19.3)	$(4.5)

Net loss per common share:
Basic	$(0.43)	$(0.10)
Diluted	$(0.43)	$(0.10)
Weighted average number of common shares outstanding:
Basic	45,263,984	45,045,851
Diluted	45,263,984	45,045,851

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31, 2024	April 2, 2023
Cash Flows from Operating Activities:
Net loss	$(19.3)	$(4.5)
Adjustments to reconcile Net loss to net cash used in operating activities:
Amortization of finance lease right-of-use assets and depreciation	16.9	15.5
Stock-based compensation	10.5	8.6
Amortization of software and intangible assets	16.0	15.3
Amortization of debt related costs	0.3	0.3
Gain on sale of equipment	(1.0)	(0.4)
Other	(1.5)	(3.2)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(38.1)	(39.3)
Inventory	(160.9)	(168.2)
Income tax receivable	(2.8)	(3.1)
Prepaid expenses and other assets	(8.9)	(14.8)
Accounts payable	121.0	81.8
Income tax payable	(8.0)	—
Accrued expenses and other liabilities	(23.5)	(40.6)
Net Cash Used In Operating Activities	$(99.3)	$(152.6)

Cash Flows from Investing Activities:
Purchases of property and equipment	(8.9)	(7.1)
Acquisitions, net of cash acquired	—	(33.2)
Proceeds from the sale of property and equipment	1.6	0.7
Net Cash Used In Investing Activities	$(7.3)	$(39.6)

Cash Flows from Financing Activities:
Equity proceeds from common stock	2.6	1.1
Repurchases of common stock	—	(0.6)
Repayments under term loan	(1.0)	(0.6)
Borrowings on asset-based credit facility	158.2	298.3
Repayments on asset-based credit facility	(82.1)	(85.3)
Payments on finance lease obligations	(5.8)	(3.9)
Payments of acquisition related contingent obligations	(1.8)	(1.6)
Other financing activities	(4.4)	(4.0)
Net Cash Provided By Financing Activities	$65.7	$203.4

Effect of exchange rate on cash	(0.1)	—
Net change in cash	(41.0)	11.2
Cash and cash equivalents:
Beginning	82.5	29.1
Ending	$41.5	$40.3

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$6.0	$6.0
Cash paid during the year for income taxes	$1.1	$1.2

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income (Loss) Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2024	2023				2022
	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Reported Net income (loss)	$(19.3)	$(3.4)	$57.3	$124.0	$(4.5)	$(0.9)	$73.3	$140.7
Income tax expense (benefit)	(9.7)	(5.0)	17.5	40.0	(2.7)	(4.6)	22.9	44.8
Interest expense, net	6.7	6.5	6.4	7.3	6.9	5.5	5.6	4.6
Depreciation and amortization	32.9	34.6	31.3	31.0	30.8	31.6	27.4	23.1
EBITDA	10.6	32.7	112.5	202.3	30.5	31.6	129.2	213.2
Stock-based compensation(a)	10.5	5.0	5.0	7.1	8.6	4.3	4.5	5.8
(Gain) loss on sale of assets(b)	(1.0)	(0.1)	(0.2)	0.2	(0.4)	0.2	(0.7)	(0.2)
Financing fees(c)	—	—	0.4	0.1	—	—	0.1	0.2
Acquisitions and other adjustments(d)	1.0	2.3	2.1	1.5	1.1	2.8	2.5	3.0
Adjusted EBITDA(e)	$21.1	$39.9	$119.8	$211.2	$39.8	$38.9	$135.6	$222.0

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Selling, general and administrative expenses in the Consolidated Statements of Operations.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2024	2023
	Qtr 1	Qtr 1
Reported Net sales	$904.8	$837.4
Organic Sales(a)	840.7	835.8
Acquisition contribution(b)	64.1	1.6
Selling Days	64	64
Organic Daily Sales	$13.1	$13.1

(a)	Organic sales equal Net sales less Net sales from branches acquired in 2024 and 2023.
(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2024 Fiscal Year. Includes Net sales from branches acquired in 2024 and 2023.